EXHIBIT 16(b)




       FRONTEGRA FUNDS, INC. - OPPORTUNITY FUND
  Schedule for Computation of Performance Quotations
                     Total Return


  For the period from July 31, 1997 (commencement of
            operations) to October 31, 1997
     Cumulative Total Return = (Ending Redeemable
               Value/Initial Value) - 1
                 Total return = 7.40%
           7.40% = (107,399.99/100,000) - 1